UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SILVERADO GOLD MINES LTD.
(Exact name of registrant as specified in its charter)

BRITISH COLUMBIA, CANADA	98-0045034
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification No.)
organization)

1111 West Georgia Street, Suite 505
Vancouver, British Columbia, Canada	V6E 4M3
(Address of principal executive offices)	(Zip Code)

2006-II Stock Option Plan
(Full title of the plan)

Garry L. Anselmo, President
1111 West Georgia Street
Vancouver, British Columbia, Canada
(604) 689-1535

copies to:

Erick Richardson
Richardson & Patel, LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182
(Name and address and telephone of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	28,000,000	$0.13	$3,640,000.00	$389.48

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid ask price of the Common Stock of the Registrant as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on March 29, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

          Not applicable.

Item 2. Registrant Information and Employee Plan Annual Information

          Not applicable.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          The following documents are hereby incorporated by reference into this Registration Statement:

          (a)      The Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on February 28, 2006, as amended, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b)      The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10, filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) under SEC File No. 0-12132 originally on May 11, 1984, including all amendments filed for the purpose of updating such common stock description.

          (c)      In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

          The class of securities to be offered is Common Stock.

Item 4. Description of Securities

          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

          Richardson & Patel, LLP, has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 Registration Statement.

Item 6. Indemnification of Directors and Officers

          The officers and directors of the Company are indemnified as provided by the Business Corporations Act of British Columbia (the “BC Act”) and the Articles of the Company.

          The BC Act provides that a company may indemnify a person who is a director or former director of the company, or as a director or former director of a corporation of which the company is or was a shareholder and the person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by the person, including an amount paid to settle an action or satisfy a judgment in a civil or criminal or administrative action or proceeding to which the person is made a party because of being or having been a director, including an action brought by the company or corporation, if: the person acted honestly and in good faith with a view to the best interests of the corporation of which the person is or was a director; and; in the case of a criminal or administrative action or proceeding, the person had reasonable grounds for believing the person’s conduct was lawful.

          The Articles of the Company provide that, subject to the provisions of prevailing British Columbia law, the Company shall indemnify a director or former director of the Company and the Company may indemnify a director or former director of a corporation of which the Company is or was a shareholder and the heirs and personal representatives of any such person against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually or reasonably incurred by him or them in a civil, criminal or administrative action or proceeding to which he is or they are made a party by reason of his being or having been a director of the Company or a director of such corporation, including any action brought by the Company or any such corporation. Each director, on being elected or appointed, shall be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          The Articles of the Company also provide that, subject to prevailing British Columbia law, the directors may cause the Company to indemnify any officer, employee, or agent of the Company or a corporation of which the Company is or was a shareholder (notwithstanding that he may also be a director) and his heirs and personal representatives against all costs, charges and expenses whatsoever incurred by him or them and resulting from his acting as an officer, employee or agent of the Company or such corporation. In addition, the Company shall indemnify the secretary and any assistant secretary of the Company if he is not a full-time employee of the Company and notwithstanding that he may also be a director and his respective heirs and legal representatives against all costs, charges and expenses whatsoever incurred by him or them and arising out of the functions assigned to the secretary by the BC Act or the Articles of the Company and the secretary and assistant secretary shall, upon being appointed, be deemed to have contracted with the Company on the terms of the foregoing indemnity.

          It is the position of the Commission that indemnification against liabilities for violations under the federal securities laws, rules, and regulations is against public policy.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits.

4.1	2006-II Stock Option Plan

5.1	Opinion and Consent from Richardson & Patel, LLP

23.1	Consent of Berkovits, Lago & Company, LLP

23.2	Consent of Richardson & Patel, LLP (included in Exhibit 5.1)

Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

          (1)      To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

          (2)      For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

          (3)      To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

          (4)      For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

          Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on March 29, 2006.

SILVERADO GOLD MINES LTD.

By:	/s/ Garry L. Anselmo
Garry L. Anselmo, President
(Principal Executive Officer)
(Principal Financial and Accounting
Officer)

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Garry L. Anselmo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2006.

/s/ Garry L. Anselmo
Garry L. Anselmo	Director

/s/ James F. Dixon
James F. Dixon	Director

/s/ Stuart McCulloch
Stuart McCulloch	Director